EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1530	(915) 534-1535

WESTERN REFINING ANNOUNCES APPOINTMENT OF SIGMUND CORNELIUS TO
BOARD OF DIRECTORS

EL PASO, Texas – January 4, 2012 - Western Refining, Inc. (NYSE:WNR) today announced the appointment of Sigmund L. Cornelius as a new member of the Company’s Board of Directors effective January 3, 2012, increasing the Board from eight to nine members.  Mr. Cornelius will serve on the Board’s Compensation and Nominating and Corporate Governance committees.

Mr. Cornelius, 57, is the former Senior Vice President, Finance, and Chief Financial Officer of ConocoPhillips where he served in this capacity from 2008 until his retirement in January 2011.  During his 30 year tenure at ConocoPhillips, Mr. Cornelius served in various positions, including Senior Vice President, Planning, Strategy and Corporate Affairs; Regional President, Exploration & Production-Lower 48; and President, Global Gas.  Mr. Cornelius is also a director of USEC Inc., Carbo Ceramics Inc., NiSource Inc., and Parallel Energy Trust.

Jeff Stevens, Western’s President and Chief Executive Officer, commented, “We are honored that Sig has agreed to join our Board of Directors.  He has a broad knowledge of business and finance and brings a wealth of experience in the oil and gas industry.  He will be a valuable addition to the Board.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes stand-alone refined products terminals in Albuquerque and Bloomfield, New Mexico; asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso; retail service stations and convenience stores in Arizona, Colorado, New Mexico and Texas; a fleet of crude oil and finished product truck transports; and wholesale petroleum products operations in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.